Exhibit 99.3
LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Evergreen Solar, Inc.:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Evergreen Solar, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments effective January 1, 2009. Also as discussed in Note 2, the Company changed the manner in which it accounts for own-share lending agreements effective January 1, 2010.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 8, 2010, except with respect to our opinions on the consolidated financial statements insofar as it relates to the effects of the change in accounting for own-share lending agreements discussed in Note 2, as to which the date is August 11, 2010.

EVERGREEN SOLAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2008	2009
Assets
Current assets:
Cash and cash equivalents	$100,888	$112,368
Marketable securities	76,621	—
Accounts receivable, net of allowance for doubtful accounts of $80 at December 31, 2008 and December 31, 2009	35,458	53,295
Due from Sovello AG	1,949	—
Inventory	23,500	34,890
Prepaid cost of inventory	11,696	25,634
VAT receivable, net	1,474	8
Other current assets	6,733	11,443

Total current assets	258,319	237,638

Investment in and advances to Sovello AG	115,553	—
Restricted cash	212	3,134
Deferred financing costs	10,707	8,312
Loan receivable from silicon supplier	41,757	—
Prepaid cost of inventory	172,193	147,573
Fixed assets, net	406,191	430,681
Other assets	3,579	295

Total assets	$1,008,511	$827,633

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$62,652	$31,420
Due to Sovello AG and related guarantees	22,840	17,544
Accrued employee compensation	6,451	7,287
Accrued interest	7,392	7,004
Accrued warranty	1,182	2,368

Total current liabilities	100,517	65,623

Senior convertible notes, net of discount	311,531	323,276
Loan and related interest payable	—	34,152
Deferred income taxes	8,825	5,396

Total liabilities	420,873	428,447
Commitments and Contingencies (Note 8)

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 and 450,000,000 shares authorized at December 31, 2008 and December 31, 2009, respectively, 164,874,850 and 207,809,919 issued and outstanding at December 31, 2008 and December 31, 2009, respectively	1,649	2,078
Additional paid-in capital	949,258	1,028,233
Accumulated deficit	(364,899)	(631,119)
Accumulated other comprehensive income (loss)	1,630	(6)

Total stockholders’ equity	587,638	399,186

Total liabilities and stockholders’ equity	$1,008,511	$827,633

The accompanying notes are an integral part of these consolidated financial statements.

EVERGREEN SOLAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended December 31,
	2007	2008	2009

Product revenues	$58,334	$95,245	$267,112
Royalty and fee revenues	11,532	16,714	4,736

Total revenues	69,866	111,959	271,848
Cost of revenues	52,838	93,073	253,484

Gross profit	17,028	18,886	18,364

Operating expenses:
Research and development	20,594	22,039	18,058
Selling, general and administrative	20,608	23,868	26,260
Write-off of loan receivable from silicon supplier	—	—	43,882
Equipment write-offs	—	8,034	6,008
Facility start-up	1,404	30,623	10,107
Restructuring charges	—	30,413	11,940

Total operating expenses	42,606	114,977	116,255

Operating loss	(25,578)	(96,091)	(97,891)

Other income (expense):
Foreign exchange gains (losses), net	444	(4,078)	2,650
Interest income	9,774	12,695	4,728
Interest expense	(3,412)	(8,874)	(27,992)
Loss on share lending	—	(140,706)	—

Other income (expense), net	6,806	(140,963)	(20,614)

Loss before equity income (loss) from interest in Sovello AG, impairment of equity investment and income tax benefit	(18,772)	(237,054)	(118,505)
Equity income (loss) from interest in Sovello AG	2,170	8,435	(29,748)
Impairment and other charges associated with equity investment in Sovello AG	—	—	(126,057)
Income tax benefit	—	—	(8,090)

Net loss	$(16,602)	$(228,619)	$(266,220)

Net loss per share (basic and diluted)	$(0.19)	$(1.75)	$(1.42)

Weighted average shares used in computing basic and diluted net loss per share	86,799	130,675	187,777
The accompanying notes are an integral part of these consolidated financial statements.

EVERGREEN SOLAR, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity	Loss
Balance at January 1, 2007	68,066	$681	$211,053	$(119,678)	$791	$92,847
Issuance of common stock pursuant to exercise of options	1,031	10	3,289			3,299
Issuance of common stock pursuant to exercise of warrants	256	3	664			667
Shares of common stock issued under ESPP	59	1	426			427
Issuance of common stock in connection with OCI Agreement	3,000	30	36,180			36,210
Issuance of restricted stock in connection with OCI Agreement	10,750	107	119,914			120,021
Issuance of common stock in connection with public offering, net of offering costs	17,250	173	134,254			134,427
Compensation expense associated with equity compensation plans, including restricted share grants	1,841	18	6,389			6,407
Gain on investment in Sovello AG by REC and Q-Cells			9,526			9,526
Comprehensive loss:
Net loss				(16,602)		(16,602)	$(16,602)
Unrealized gains on marketable securities					59	59	59
Foreign currency translation adjustment					6,005	6,005	6,005

Comprehensive loss							$(10,538)

Balance at December 31, 2007	102,253	1,023	521,695	(136,280)	6,855	393,293
Issuance of common stock pursuant to exercise of options	442	4	1,012			1,016
Issuance of common stock in connection with public offering, net of offering costs	18,400	184	166,542			166,726
Compensation expense associated with equity compensation plans, including restricted share grants	634	7	7,686			7,693
Shares of common stock issued under ESPP	111	1	620			621
Deferred tax associated with gains on investment in Sovello AG			(7,059)			(7,059)
Shares loaned in connection with share lending agreement	30,856	308	(305)			3
Debt redemption, net of deferred financing costs write-off	12,179	122	88,137			88,259
Capped call premium, net of financing costs			(64,950)			(64,950)
Capped call reversal			24,237			24,237
Adoption of Debt topic guidance of FASB codification			211,643			211,643
Comprehensive loss:
Net loss				(228,619)		(228,619)	$(228,619)
Unrealized losses on marketable securities					(34)	(34)	(34)
Foreign currency translation adjustment, net of deferred taxes					(5,191)	(5,191)	(5,191)

Comprehensive loss							$(233,844)

Balance at December 31, 2008	164,875	1,649	949,258	(364,899)	1,630	587,638
Issuance of common stock pursuant to exercise of options	27	—	50			50
Issuance of common stock in connection with public offering, net of offering costs	42,550	425	72,030			72,455
Compensation expense associated with equity compensation plans, including restricted share grants	198	2	6,793			6,795
Shares of common stock issued under ESPP	160	2	280			282
Costs of authorized shares increase			(178)			(178)
Comprehensive loss:
Net loss				(266,220)		(266,220)	$(266,220)
Unrealized losses on marketable securities					(26)	(26)	(26)
Foreign currency translation adjustment, net of deferred taxes					(1,610)	(1,610)	(1,610)

Comprehensive loss							$(267,856)

Balance at December 31, 2009	207,810	$2,078	$1,028,233	$(631,119)	$(6)	$399,186

The accompanying notes are an integral part of these consolidated financial statements.

EVERGREEN SOLAR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2007	2008	2009
Cash flows from operating activities:
Net loss	$(16,602)	$(228,619)	$(266,220)

Adjustments to reconcile net loss to net cash used in operating activities:
Loss on share lending	—	140,706	—
Bad debt expense	(1)	(7)	45
Imputed interest and accretion of bond premiums	(1,210)	(2,472)	(478)
Amortization of prepaid cost of inventory	—	3,694	11,240
Equity (income) loss from Sovello AG and impairment of investment	(2,170)	(8,435)	155,805
Amortization of deferred debt financing costs	444	1,367	2,394
Loss on loan receivable from silicon supplier	—	—	43,882
Loss on disposal of fixed assets	—	34,496	5,719
Depreciation expense	7,418	18,156	46,086
Provision for warranty	58	585	1,335
Accretion of capped call discount	—	345	—
Amortization of debt discount	—	5,148	11,744
Provision for deferred income taxes	—	—	(8,090)
Compensation expense associated with employee equity awards	6,382	7,246	6,669
Changes in operating assets and liabilities:
Accounts receivable	10,952	(26,168)	(19,170)
Grants receivable	—	19,908	—
Inventory	(3,327)	(15,406)	(11,390)
Prepaid cost of inventory	(23,121)	(43,012)	(2,097)
Other current assets	(10,674)	8,253	(4,986)
Accounts payable and accrued expenses	18,460	15,902	(22,019)
Interest payable	1,352	(237)	6,253
Other	43	2,669	6,184

Net cash used in operating activities	(11,996)	(65,881)	(37,094)

Cash flows from investing activities:
Purchases of fixed assets and deposits on fixed assets under construction	(50,744)	(345,256)	(110,820)
Proceeds from the disposal of fixed assets	—	12	503
Decrease (increase) in restricted cash	(41,000)	41,178	(2,914)
Increase in Sovello AG loan	—	(23,774)	(11,750)
Capital contribution to Sovello AG	—	—	(8,914)
Increase in other loans	(22,386)	(22,164)	—
Purchases of marketable securities	(108,386)	(98,500)	—
Proceeds from sale and maturity of marketable securities	81,975	93,059	76,716

Net cash used in investing activities	(140,541)	(355,445)	(57,179)

Cash flows from financing activities:
Proceeds from issuances of common stock, net of offering costs	170,637	166,726	72,421
Proceeds from China government loan	—	—	33,000
Proceeds from issuance of OCI restricted shares	107	—	—
Proceeds from issuance of senior convertible debt, net of offering costs	—	363,963	—
Payment of capped call up-front premium	—	(39,543)	—
Proceeds from share lending agreement	—	3	—
Proceeds from exercise of stock options and warrants, and shares purchased under Employee Stock Purchase Plan	4,393	1,637	332

Net cash provided by financing activities	175,137	492,786	105,753

Net increase in cash and cash equivalents	22,600	71,460	11,480
Cash and cash equivalents at beginning of year	6,828	29,428	100,888

Cash and cash equivalents at end of year	$29,428	$100,888	$112,368

Supplemental cash flow information:
Interest paid	986	—	12,858
Gain on investment in Sovello AG by Q-Cells and REC	9,526	—	—
Non-cash cost of prepaid inventory	119,914	—	—
The accompanying notes are an integral part of these consolidated financial statements.

EVERGREEN SOLAR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. NATURE OF BUSINESS
     Evergreen Solar, Inc. (the “Company”), incorporated in August 1994, develops, manufactures and markets solar power products, including solar cells, panels and systems. In April 1997, the Company commenced product sales. The Company has incurred losses since inception and has an accumulated deficit. The Company has historically financed its operations and met its capital expenditure requirements primarily through sales of its capital stock, issuance of debt and, to a lesser extent, product revenues.
     In January 2005, the Company entered into a strategic partnership agreement with Q-Cells AG (“Q-Cells”). The agreement provided for the organization and capitalization of EverQ GmbH (“EverQ”), which is a limited liability company incorporated under the laws of Germany. In November 2005, Q-Cells and the Company entered into an agreement with Renewable Energy Corporation ASA (“REC”), whereby REC acquired from the Company and Q-Cells for 4.7 million Euros, a 15% ownership position in EverQ. REC obtained 11.1% of the outstanding equity of EverQ directly from the Company and 3.9% of the outstanding equity of EverQ directly from Q-Cells. The Company received $4.1 million from REC which resulted in a gain on the sale of EverQ interest of $527,000. In December 2006, REC and Q-Cells purchased additional shares of EverQ, which resulted in a reduction in the Company’s ownership interest in EverQ to one-third and an associated gain on an increase of the Company’s carrying value of its interest in EverQ’s net assets of approximately $8.5 million. In connection with the December 2006 transaction, REC and Q-Cells made an additional capital contribution of approximately 19.6 million Euros in December 2007 resulting in a gain of approximately $9.5 million to the Company. Both the $8.5 million gain and the $9.5 million gain are recorded as adjustments to additional paid-in capital. As a result of the December 2006 purchase, the Company, REC and Q-Cells each have equal ownership in EverQ. In November 2008, EverQ was converted into a German stock corporation and changed its name to Sovello AG (“Sovello”). The purpose of Sovello is to operate facilities to manufacture, market and sell solar products based on the Company’s proprietary wafer manufacturing technology.
     Until December 31, 2008, the Company marketed and sold all solar panels manufactured by Sovello under the Evergreen Solar brand, and managed customer relationships and contracts related to the sale of Sovello manufactured product. In connection with the sale of Sovello manufactured product, the Company received a selling fee from Sovello and did not report gross revenue or cost of goods sold that resulted from these sales. Beginning in 2009, the Company, Q-Cells and REC agreed to have Sovello begin marketing and selling its products under its own brand. Sovello will continue to manufacture some Evergreen Solar-branded product but, with its independent sales and marketing team now in place, the Company’s involvement in marketing and selling Sovello product has ceased. In light of the sales transition, its selling fee for Sovello product sold under the Evergreen Solar brand was reduced to 0.5% for 2009 from 1.6% in 2008. In addition to the selling fee, the Company receives royalty payments for its ongoing technology contributions to Sovello.
     In October 2007, Sovello agreed to license the Company’s new wafer furnace technology, the quad wafer furnace, and the Company and its two Sovello partners approved the construction of Sovello’s third manufacturing facility, Sovello 3, in Thalheim, Germany, which is expected to increase Sovello’s annual production capacity from approximately 100 MW to approximately 180 MW once fully operational. Sovello agreed to pay the Company a royalty based on actual cost savings realized using the quad wafer furnaces in Sovello 3 as compared to the Company’s earlier dual wafer growth furnaces, which are in use at Sovello’s two current facilities.
     In September 2007, the Company began construction on the first phase of a new manufacturing facility in Devens, Massachusetts and the first solar panels were produced in the third quarter of 2008. Construction of the second phase of Devens began in early 2008 and was completed during the fourth quarter of 2009. The facility currently has an annual operating capacity of approximately 140 to 150 megawatts (“MW”).
     On December 29, 2008, as part of ongoing efforts to lower overhead costs and reduce overall cash requirements, management committed the Company to a plan to cease production at its pilot manufacturing facility in Marlboro, Massachusetts. Production at the facility ceased on December 31, 2008. Advanced manufacturing piloting activities are now being performed at its Devens manufacturing facility. Almost all of the Marlboro pilot manufacturing facility employees transferred to the Devens manufacturing facility to fill open positions associated with the second phase of Devens. As a result of the cessation of manufacturing in Marlboro, the Company recorded restructuring costs, principally non-cash charges, of approximately $30.4 million associated with the write-off of manufacturing and development equipment, inventory and leasehold improvements of the Marlboro pilot facility. The Company expects to incur occupancy, location restoration and moving costs through the expiration of the lease in mid-2010. The Company believes that closing the Marlboro pilot facility and better utilizing existing equipment and facilities at its research and development center and at its Devens manufacturing facility will result in lower overhead costs and reduce overall cash requirements.
     As part of its strategy of long-term growth and focusing on its core wafer manufacturing technology, on July 30, 2009, the Company announced that it had finalized its agreements with Jiawei Solarchina Co., Ltd., and Hubei Science & Technology Investment Co., Ltd., an investment fund sponsored by the government of Hubei, China (“HSTIC”) to expand its manufacturing operations into China.
     At December 31, 2009, the Company had approximately $112.4 million of cash and cash equivalents, which includes approximately $33 million received from HSTIC as part of its funding obligation for the Company’s Wuhan, China factory expansion and has been approved for a loan of approximately $5 million from the Commonwealth of Massachusetts. Through 2010, the Company’s major cash requirements are expected to be approximately $97 million which includes the build-out of its wafer manufacturing facility in Wuhan, China, the completions of its Devens and Midland factories, payments associated with Sovello, sustaining capital and debt service.
     The Company is subject to risks common to companies in the high-technology and energy industries including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, dependence on key or sole source suppliers for materials, protection of proprietary technology and compliance with government regulations. Any delay in the Company’s plan to scale its capacity may result in increased costs and could impair business operations.
     The Company believes that its business plan will provide sufficient liquidity to fund its planned capital programs, its share of any potential funding requirements related to its investment in Sovello and its operating needs for the next 12 months. While its business plan anticipates certain levels of potential risk, particularly in light of the difficult and uncertain current economic environment and the continuing reduction of industry panel pricing caused by emerging competition, especially from China, and the resulting excess capacity, the Company is exposed to additional particular risks and uncertainties including, but not limited to:
•	the need to maintain the Devens facility at a minimum of 75% capacity, or 30 MW per quarter, and stabilization of panel pricing at about $2.00 per watt, with sales made to creditworthy customers;

•	higher than planned manufacturing costs and failing to achieve expected Devens operating metrics, with any delays in the Company’s plan to transition panel assembly to China resulting in continued higher costs that could impair business operations;

•	continued significant fluctuation of the Euro against the U.S. dollar, as a substantial portion of the contracted sales are denominated in Euros;

•	the ability of Jiawei to execute against its plans to meet the Company’s required timetables; and

•	increased funding requirements for Sovello to potentially address the loss of any prior or expected government grant funding for Sovello (see Note 5).
     Although the Company’s current business plan indicates it has adequate liquidity to operate under expected operating conditions, the risks noted above could result in liquidity uncertainty. The Company’s plan with regard to this uncertainty includes, among other actions:

•	continually monitoring its operating results against expectations and, if required, further restricting operating costs and capital spending if events warrant;

•	if market conditions allow, possibly accessing the capital markets to meet liquidity and capital expenditure requirements;

•	negotiating with a number of banks to secure a borrowing base line of credit, without a minimum cash requirement as was required under its line of credit, supported by the expected significant increase in its accounts receivable, inventory and overall working capital; and

•	possibly hedging a portion of its exposure to fluctuations in the U.S. dollar / Euro exchange rate to limit any adverse exposure; but there can be no assurance that hedges can be put in place at terms acceptable to the Company or that such hedging activities will be effective.
     If additional capital is needed and does not become available on acceptable terms, the Company’s ability to fund operations, further develop and expand its manufacturing operations and distribution network or otherwise respond to competitive pressures would be significantly limited.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     A summary of the major accounting policies followed by the Company in the preparation of the accompanying financial statements is set forth below.
BASIS OF PRESENTATION
     The consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated. Operating results of its foreign subsidiaries are translated into U.S. dollars at the average rates of exchange during the period, and assets and liabilities are translated into U.S. dollars at the period-end rate of exchange. The operating results and financial positions of the foreign subsidiaries are limited in nature. Evergreen Solar has operated as one reportable segment since 2007.
     As a result of the Company’s one-third ownership in Sovello, it applies the equity method of accounting for its share of Sovello’s operating results in accordance with the Investments – Equity Method and Joint Ventures topic of the FASB codification. Therefore, the Company’s Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2008 and 2009 include its one-third share of Sovello’s results of operations. The Company’s Consolidated Balance Sheets at December 31, 2008 and 2009 include the Company’s investment in Sovello as a single line item (see Note 5, Impairment). The functional currency for Sovello is the Euro.
     As part of the Company’s plan to expand its manufacturing operations into China, on July 24, 2009 the Company and Hubei Science & Technology Investment Co., Ltd., an investment fund sponsored by the government of Hubei, China (“HSTIC”) entered into an Increase Registered Capital and Enlarge Shares Agreement (the “Investment Agreement”) related to HSTIC’s investment in the Company’s subsidiary, Evergreen Solar (China) Co., Ltd. (“Evergreen Wuhan”). Pursuant to the Investment Agreement, HSTIC invested the RMB equivalent of $33 million in Evergreen Wuhan in exchange for 66% of Evergreen Wuhan’s shares. The Company invested $17 million in cash and equipment for the remaining 34% of Evergreen Wuhan’s shares. Immediately upon HSTIC’s investment, the Company agreed to purchase HSTIC’s shares and is required to pay for the shares no later than the end of the five-year period after the investment is received by Evergreen Wuhan. This payment obligation will require the Company to pay to HSTIC for its shares in Evergreen Wuhan an amount equal to HSTIC’s aggregate investment of $33 million plus interest of 7.5% compounded annually, resulting in a debt-like instrument. Accordingly, the Company has treated its payment obligation as indebtedness of the Company and fully consolidates Evergreen Wuhan which it considers to be wholly-owned. The functional currency of Evergreen Wuhan is the RMB.
     The Company’s preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reported periods. Estimates are used when accounting for the collectability of receivables, valuing deferred tax assets, provisions for warranty claims and inventory obsolescence.
ACCOUNTING CHANGES
     The information contained in these consolidated financial statements include the adoption of the following standards, each of which were effective January 1, 2009 and required retrospective application to conform to current accounting:
•	The Debt topic of the FASB codification, provides guidance that requires issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. Upon the original issuance of its 4% Senior Convertible Notes due 2013 in mid 2008, the Company recorded the debt obligation as long-term debt in accordance with the applicable accounting standards at that time. As required by the new standard, the Company estimated the fair value, as of the date of issuance, of its 4% Senior Convertible Notes as if the instrument was issued without the conversion option. The difference between the fair value and the principal amount of the instrument was retrospectively recorded as debt discount and as a component of equity. The amortization of the debt discount is being recognized over the expected five-year life of the 4% Senior Convertible Notes as a non-cash increase to interest expense. A portion of the incremental interest cost is capitalized and added to the cost of qualified assets. This standard was effective January 1, 2009 and required retrospective application to conform to current accounting. The adoption of this new standard also resulted in a change to the Company’s consolidated statement of operations for the year ended December 31, 2008, specifically an increase to interest expense of approximately $5.0 million, excluding the impact of capitalized interest. There was no impact on the Company’s cash flows.

•	Effective January 1, 2010 the Company adopted new guidance for own-share lending arrangements issued in contemplation of convertible debt issuance, as required by the Debt topic of the FASB codification. This guidance requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require the revision of prior periods to retroactively apply the new accounting.

     The following tables reflect the Company’s previously reported amounts, along with the adjusted amounts as required by this new guidance (in thousands):

	December 31, 2008
			Effect of
Balance Sheet Category	As Reported	As Adjusted	Change
Other current assets	$7,684	$6,733	$(951)
Deferred financing costs	6,152	10,707	4,555
Deferred income taxes	9,776	8,825	(951)
Additional paid-in capital	803,491	949,258	145,767
Accumulated deficit	(223,687)	(364,899)	(141,212)

	December 31, 2009
			Effect of
Balance Sheet Category	As Reported	As Adjusted	Change
Other current assets	$11,662	$11,443	$(219)
Deferred financing costs	4,769	8,312	3,543
Deferred income taxes	5,615	5,396	(219)
Additional paid-in capital	882,466	1,028,233	145,767
Accumulated deficit	(488,895)	(631,119)	(142,224)
     The adoption of the new guidance also resulted in a change to the Company’s consolidated statement of operations for the years ended December 31, 2008 and December 31, 2009, specifically an increase to interest expense of approximately $0.5 million and $1.0 million, respectively. In addition, the Company recorded a loss on share lending of approximately $140.7 million for the year ended December 31, 2008 (see Note 10). There is no impact on the Company’s cash flows.
CASH AND MARKETABLE SECURITIES
     Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase and whose carrying amount approximates fair value.
     The Company’s marketable securities are classified as available-for-sale. At December 31, 2008, the Company primarily held commercial paper and corporate bonds. All commercial paper is rated A-1/P-1 or higher and corporate bonds A/A2 or higher. The investments are carried at market value. At December 31, 2008 and 2009, there were unrealized gains of $26,000 and $0, respectively, which are reported as part of stockholders’ equity.
     The Company did not have marketable securities as of December 31, 2009. The following table summarizes the Company’s marketable securities as of December 31, 2008 all of which matured during 2009 (in thousands):

		Unrealized
	Amortized	Gains	Fair
	Cost	(Losses)	Value
Government Obligations	$9,997	$3	$10,000
Commercial paper	44,852	24	44,876
Corporate bonds	21,746	(1)	21,745

Marketable Securities	$76,595	$26	$76,621

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS
     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, investments and accounts receivable. The Company places its cash and cash equivalents and foreign exchange contracts, when applicable, with high quality financial institutions. With respect to accounts receivable, such receivables are primarily from distributors and integrators in the solar power industry located throughout the world. The Company performs initial credit evaluations of its customers’ financial conditions. The Company has historically relied on a small number of customers for a substantial portion of its business and generally does not require collateral or other security against its accounts receivable; however, when deemed necessary it maintains reserves for potential credit losses and such losses have historically been within management’s expectations. This customer concentration increases the Company’s exposure to credit risk since the financial insolvency of any of these customers could have a significant impact on its liquidity and results of operations.
     The table below summarizes the Company’s concentration of accounts receivable for the years ended December 31, 2008 and 2009:

	2008	2009
% of accounts receivable
Ralos Vertriebs GmbH	13%	29%
Solar City	14%	12%
Sun & Kim Co., Ltd.	—	12%
SunPower Corporation (formerly PowerLight)	20%	—
Top 5 customers	64%	67%
     In addition, since April 2007 the Company has entered into multi-year silicon supply agreements with four suppliers, one of which has since filed for bankruptcy. Under the remaining silicon supply agreements with OCI, Wacker and Nitol, the Company has silicon under contract that provides over 7,000 metric tons of silicon through 2015.
INVENTORY
     Inventory is valued at lower of cost or market determined on a first-in, first-out basis. Certain factors may impact the net realizable value of the Company’s inventory including, but not limited to, technological changes, market demand, changes in product mix strategy, new product introductions and significant changes to its cost structure. Estimates of reserves are made for obsolescence based on the current product mix on hand and its expected net realizable value. If actual market conditions are less favorable or other factors arise that are significantly different than those anticipated by management, additional inventory write-downs or increases in obsolescence reserves may be required.
     During 2007 and 2008, the Company entered into multi-year polysilicon supply agreements with several suppliers, most of which required a prepayment under the contract. These prepayments, which are included on the balance sheet in Prepaid Cost of Inventory, are not refundable and would be difficult to recover if a supplier defaults on its obligations. The amount of prepayments classified as short-term is based upon the value of the silicon contracted to be delivered during the upcoming year.
     The Company considers lower of cost or market adjustments and reserves as an adjustment to the cost basis of the underlying inventory and prepaid cost of inventory. Accordingly, favorable changes in market conditions are not recorded to inventory in subsequent periods.

GUARANTOR ARRANGEMENTS
Letters of Credit
     The Company maintains letters of credit as collateral for several equipment lease obligations in addition to the Company’s corporate credit card program. In connection with these arrangements, the Company invested in certificates of deposit pledged to a commercial bank which are classified as restricted cash in the accompanying balance sheets.
FIXED ASSETS
     Fixed assets are recorded at cost. Provisions for depreciation are based on their estimated useful lives using the straight-line method over a period of three to seven years for all laboratory and manufacturing equipment, computers, and office equipment, and forty years for buildings. The costs for constructing assets are recorded in assets under construction and are depreciated from the date these assets are put into use. For those assets requiring a period of time to get them ready for their intended use, the Company capitalizes a portion of its interest costs as part of the historical cost of acquiring the asset. Leasehold improvements are depreciated over the shorter of the remainder of the lease term or the estimated life of the improvements. Upon retirement or disposal, the cost of the disposed asset and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in net income or loss.
     Expenditures for repairs and maintenance are expensed as incurred.
IMPAIRMENT OF LONG-LIVED ASSETS
     The Company’s policy regarding long-lived assets is to evaluate the recoverability or usefulness of these assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including changes in strategic direction, business plans, regulatory developments, economic and budget projections, technological improvements, and operating results. The test of recoverability or usefulness is a comparison of the asset value to the undiscounted cash flow of its expected cumulative net operating cash flow over the asset’s remaining useful life. If such a test indicates that impairment exists, then the asset is written down to its estimated fair value. Any write-downs would be treated as permanent reductions in the carrying amounts of the assets and an operating loss would be recognized. To date, the Company has had recurring operating losses and the recoverability of its long-lived assets is contingent upon executing its business plan that includes further reducing its manufacturing costs and significantly increasing sales. If the Company is unable to execute its business plan, it may be required to write down the value of its long-lived assets in future periods.
REVENUE RECOGNITION AND ALLOWANCE FOR DOUBTFUL ACCOUNTS
     The Company recognizes product revenue if there is persuasive evidence of an agreement with the customer, shipment has occurred, risk of loss has transferred to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The market for solar power products is emerging and rapidly evolving. The Company currently sells its solar power products primarily to distributors, system integrators and other value-added resellers within and outside of North America, who typically resell these products to end users throughout the world. The Company has not offered rights to return its products other than for normal warranty conditions. For new customers requesting credit, the Company evaluates creditworthiness based on credit applications, feedback from provided references, and credit reports from independent agencies. For existing customers, the Company evaluates creditworthiness based on payment history and known changes in their financial condition. Through the third quarter of 2009, royalty and fee revenue were recognized at contractual rates upon sale of product by Sovello (see Note 5).
     The Company maintains allowances for doubtful accounts when deemed necessary for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, such that their ability to make payments was impaired, additional allowances could be required.
RESEARCH AND DEVELOPMENT
     Research and development costs are expensed as incurred.

INCOME TAXES
     The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets, subject to valuation allowances, and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established if it is more likely than not that all or a portion of the net deferred tax assets will not be realized.
VALUE-ADDED TAXES
     The Company accounts for foreign value-added taxes on a net basis which excludes the amounts from revenues and costs. Value-added tax receivables and payables are presented net on the balance sheet.
COMPREHENSIVE LOSS
     Other comprehensive loss consists of unrealized gains and losses on available-for-sale securities and cumulative foreign currency translation adjustments. Other comprehensive income or loss is reflected in the Consolidated Statement of Stockholder’s Equity.
STOCK-BASED COMPENSATION
     On January 1, 2006, the Company adopted the guidance of the Stock Compensation topic of the FASB codification. The guidance requires entities to measure compensation cost arising from the grant of share-based payments to employees at fair value and to recognize such cost in operations over the period during which the employee is required to provide service in exchange for the award, usually the vesting period. The Company selected the modified prospective method for implementing the guidance and began applying the provisions to stock-based awards granted on or after January 1, 2006, plus any unvested awards granted prior to January 1, 2006. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the awards’ service periods, which are the vesting periods, less estimated forfeitures. See Note 11 for further information regarding the Company’s stock-based compensation assumptions and expenses.
NET LOSS PER COMMON SHARE
     The Company computes net loss per common share in accordance with the Earning Per Share topic of the FASB codification. Under the guidance, basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per common share for the years ended December 31, 2007, 2008 and 2009 does not include approximately 19.7 million, 38.2 million and 37.9 million potential shares of common stock equivalents outstanding at December 31, 2007, 2008 and 2009, respectively, as their inclusion would be anti-dilutive. Common stock equivalents include outstanding common stock options, unvested restricted stock awards, common stock warrants and convertible debt.
     In connection with the sale to the public of $373.8 million of 4% Senior Convertible Notes due 2013 (the “Senior Notes”) on June 26, 2008, the Company entered into a common stock lending agreement with an affiliate of Lehman Brothers, Inc., the lead underwriter, pursuant to which the Company loaned 30,856,538 shares of its common stock to the affiliate (see Note 10). These shares were considered issued and outstanding for corporate law purposes at the time they were loaned; however, at the time of the loan they were not considered outstanding for the purpose of computing and reporting earnings per share because these shares were to be returned to the Company no later than July 15, 2013, the maturity date of the notes. On September 15, 2008 and October 3, 2008, respectively, the parent company of the lead underwriter, Lehman Brothers Holdings Inc. and the lead underwriter’s affiliate that entered into the capped call transaction filed for protection under Chapter 11 of the federal Bankruptcy Code. The lead underwriter’s affiliate that entered into the stock lending agreement with the Company was placed into administration in the United Kingdom shortly thereafter. As a result of the bankruptcy filing, the lead underwriter’s affiliate was contractually required to return the shares to the Company. The Company has since demanded the immediate return of all outstanding borrowed shares, however, the shares have not yet been returned. While the Company believes it is exercising all of its legal remedies, it has included these shares in its per share calculation on a weighted average basis due to the uncertainty regarding the recovery of the borrowed shares.
SEGMENT REPORTING
     The Segment Reporting topic of the FASB codification establishes standards for reporting information about operating segments. The information in this report is provided in accordance with the requirements of this guidance and is consistent with how business results are reported internally to management. The Company currently operates as one segment.
USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of these estimates can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by the Company’s management, there may be other estimates or assumptions that are reasonable. The Company believes that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements.
FAIR VALUE OF FINANCIAL INSTRUMENTS
     Financial instruments, including cash equivalents, marketable securities, accounts receivable and accounts payable are carried in the consolidated financial statements at amounts that approximate fair value at December 31, 2008 and 2009. Fair values are based on market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.
RECENT ACCOUNTING PRONOUNCEMENTS
     Recent accounting pronouncements, not included below, are not expected to have a material impact on the Company’s consolidated financial position and results of operations.
     In June 2008, an update was made to the Earning Per Share topic of the FASB codification that clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. The new guidance is effective for fiscal years beginning after December 15, 2008. The Company adopted this guidance effective January 1, 2009 and with the exception of the fourth quarter of 2007 there is no impact due to current and prior period losses as such losses are not attributable or allocated to such securities.
     In April 2009, an update was made to the Financial Instruments topic of the FASB codification Fair Value Measurements and Disclosures that requires disclosures about the fair value of financial instruments in interim financial statements as well as in annual financial statements. The new guidance also amends the existing requirements on the fair value disclosures in all interim financial statements. This guidance is effective for interim periods ending after June 15, 2009, but early adoption was permitted for interim periods ending after March 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.
     In April 2009, an update was made to the Fair Value Measurements and Disclosures topic of the FASB codification that provides additional guidance in determining fair value when there is no active market or where price inputs being used represent distressed sales. This guidance is effective for interim periods ending after June 15, 2009, but early adoption was permitted for interim periods ending after March 15, 2009. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

     In April 2009, an update was made to the Debt and Equity topic of the FASB codification that provides guidance in determining whether impairments of debt securities are other than temporary, and modifies the presentation and disclosures surrounding such instruments. This guidance is effective for interim periods ending after June 15, 2009, but early adoption was permitted for interim periods ending after March 15, 2009. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.
     In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 establishes the FASB Standards Accounting Codification (“Codification”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied to nongovernmental entities and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants. The Codification supersedes all the existing non-SEC accounting and reporting standards upon its effective date and subsequently, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. SFAS 168 also replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” given that once in effect, the Codification will carry the same level of authority. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
     In October 2009, an update was made to the Revenue Recognition topic of the FASB codification that removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the Fair Value Measurements and Disclosures topic of the FASB codification, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements. This update is effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted). The Company does not expect the adoption of the guidance to have an impact on its consolidated financial position and results of operations.
     In January 2010, an update was made to the Fair Value Measurements and Disclosures topic of the FASB codification that requires new disclosures for fair value measurements and provides clarification for existing disclosure requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers into and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances, and settlements to be presented separately on a gross basis in the reconciliation of Level 3 fair value measurements. This update is effective for fiscal years beginning after December 15, 2009 except for Level 3 reconciliation disclosures which are effective for fiscal years beginning after December 15, 2010. The Company does not expect the adoption of the guidance to have an impact on its consolidated financial position and results of operations.
3. INVENTORY
     Inventory consisted of the following at December 31 (in thousands):

	December 31,
	2008	2009
Raw materials	$17,928	$18,327
Work-in-process	3,910	7,643
Finished goods	1,662	8,920

	$23,500	$34,890

Prepaid cost of inventory	$183,889	$173,207
Less: current portion	11,696	25,634

Noncurrent portion	$172,193	$147,573

     The Company has entered into multiple multi-year silicon supply agreements, several of which required advanced funding under the contract. These prepayments, which are non-refundable, are presented on the balance sheet in Prepaid Cost of Inventory and will be amortized as an additional cost of inventory as silicon is delivered and utilized by the Company. Prepayments are classified as short-term based upon the value of silicon contracted to be delivered during the next twelve months. The Company carries these prepayments on its balance sheet at cost and periodically evaluates the vendor’s ability to fulfill the silicon contract.
     On December 7, 2007, the Company entered into a multi-year silicon supply agreement with Silpro. This supply agreement provided the general terms and conditions pursuant to which Silpro would supply the Company with specified annual quantities of silicon at fixed prices beginning in 2010 and continuing through 2019. In connection with the supply agreement, the Company loaned Silpro 30 million Euros at an interest rate of 3.0% compounded annually. The difference between this rate and prevailing market rates at that time was recorded as an adjustment to the cost of inventory. At December 31, 2008 this loan is presented on the balance sheet as loan receivable from silicon supplier. In April 2009 as a result of its inability to obtain additional financing to continue construction of its factory, Silpro announced that the French commercial court ordered the filing for judicial settlement proceedings (redressement judiciaire), a process similar to bankruptcy proceedings in the United States. As a result, the loan receivable from Silpro and the related interest will not be repaid and the Company recognized a non-cash charge of $43.9 million. In August 2009, the court ordered liquidation proceedings (liquidation judiciaire) due to Silpro’s inability to secure further financing.
4. FIXED ASSETS
     Fixed assets consisted of the following at December 31 (in thousands):

	Useful	December 31,
	Life	2008	2009
Land		$119	$119
Buildings	40 years	97,957	208,909
Laboratory and manufacturing equipment	3-7 years	182,109	257,186
Computer and office equipment	3-7 years	4,594	5,890
Leasehold improvements	Lesser of 15 to 20 years or lease term	16,413	16,418
Assets under construction		175,880	34,297

		477,072	522,819
Less: Accumulated depreciation		(70,881)	(92,138)

		$406,191	$430,681

     During 2007, the Commonwealth of Massachusetts support program awarded the Company $20.0 million in grants towards the construction of its Devens, Massachusetts manufacturing facility, virtually all of which has been received as of December 31, 2009. The grants have been capitalized as a reduction of the construction costs. The funds granted are subject to repayment by the Company if, among other conditions, the Devens manufacturing facility does not create and maintain 350 new jobs in Massachusetts through November 20, 2014. The repayment of the grants, if any, will be proportional to the targeted number of jobs per annum that are not created. Because the Company has the ability and intent to satisfy the obligations under the awards, the grant monies received will be amortized over the same period as the underlying assets to which they relate.
     On October 30, 2009, the Board of Directors of the Company committed it to a plan to transition its panel assembly from its manufacturing facility in Devens, Massachusetts to China. The transition, which is expected to begin in mid-2010, is anticipated to be completed within 12 to 18 months. The Company estimates it will incur non-cash charges of approximately $40 million associated with the accelerated depreciation of panel assembly equipment, which is expected to be recognized ratably over the transition period and began in the fourth quarter of 2009.
     In conjunction with the closing of the Company’s Marlboro, Massachusetts pilot manufacturing facility in December 2008, it recorded write-offs of leasehold improvements and other related building costs with a net book value of approximately $5.4 million and equipment of approximately $20.9 million. In addition to the closure of Marlboro, the Company incurred charges of approximately $8.0 million to write-off R&D equipment that supported now-obsolete technologies.
     Depreciation expense for the years ended December 31, 2007, 2008 and 2009 was $7.4 million, $18.2 million and $46.1 million, respectively, exclusive of the write downs noted above.
     As of December 31, 2009, the Company had outstanding commitments for capital expenditures of approximately $14.7 million, primarily for the construction and equipment for its Devens facility and for its new Midland, Michigan and Wuhan, China facilities.
5. INVESTMENT IN SOVELLO AG
     Through December 19, 2006, the Company owned 64% of Sovello and consolidated the financial statements of Sovello in accordance with the provisions of the Consolidation topic of the FASB. As a result of the Company’s reduction in ownership in Sovello to one-third on December 19, 2006, the Company has applied the equity method of accounting for its share of Sovello’s operating results from December 20, 2006 forward in accordance with the guidance provided by the Equity Method and Joint Ventures topic of the FASB Codification.
Evergreen Solar Loans to Sovello
     In January 2007, the Company, REC and Q-Cells entered into a new shareholder loan agreement with Sovello. Under the terms of the shareholder loan agreement, Sovello repaid all outstanding shareholder loans at that time, plus accrued interest, in exchange for a shareholder loan of 30 million Euros (approximately $43.0 million at December 31, 2009 exchange rates) from each shareholder. Since that time, the Company, REC and Q-Cells have entered into several other shareholder loan agreements with Sovello with the Company’s share denominated in U.S. dollars. Interest on the January 2007 loan and the $18.2 million June 2008 loan is payable quarterly in arrears, however such payments have been suspended. Interest on the $10.6 million December 2008 loan and $6.7 million March 2009 loan is payable concurrent with the repayment of the underlying principal amounts. The loans, which in the aggregate total approximately $78.5 million at December 31, 2009, prior to the impairment charge, carry interest rates ranging from 5.43% to 7.0% and are included in “Investments in and advances to Sovello AG” on the balance sheet. Based upon an agreement between Sovello’s shareholders and Sovello’s bank, the loans and interest thereon will not be repaid until the earlier of the completion of an initial public offering or other liquidity event generating sufficient cash to repay the bank loans.
     The financial information for Sovello for the years ended December 31, 2007, 2008 and 2009 is as follows (in thousands):

	For the Years Ended December 31,
	2007	2008	2009
Revenue	$193,613	$323,911	$158,113
Cost of goods sold	159,781	247,567	181,312
Other expenses	27,320	50,034	67,049
Net income (loss)	6,512	26,310	(90,248)

	As of December 31,
	2008	2009
Current assets	$241,871	$138,925
Non-current assets	408,347	431,941
Current liabilities	181,550	412,110
Non-current liabilities	318,627	67,067
     On April 30, 2007, the Company, Q-Cells and REC entered into a Guarantee and Undertaking Agreement in connection with Sovello entering into a loan agreement with a syndicate of lenders led by Deutsche Bank AG (the “Guarantee”). The loan agreement originally provided Sovello with aggregate borrowing availability of up to 142.0 million Euros (approximately $203.5 million at December 31, 2009 exchange rates) which was subsequently amended to 192.5 million Euros in September 2008 (approximately $275.9 million at December 31, 2009 exchange rates). Pursuant to the Guarantee, the Company, Q-Cells and REC each agreed to guarantee a one-third portion of the loan outstanding, up to 30.0 million Euros of Sovello’s repayment obligations under the loan agreement. As of December 31, 2009, the total amount of debt outstanding under the loan agreement was 68.3 million Euros (approximately $97.9 million at December 31, 2009 exchange rates), all of which was current, which represents a reduction of approximately 52.7 million Euros from December 31, 2008 (approximately $75.5 million at December 31, 2009 exchange rates). Repayment of the loan is due in quarterly installments through December 31, 2011 (see Note 5).
     Sovello has been in default under its bank loan agreement since the end of 2008. On April 15, 2009, the Company entered into a new guarantee of loan obligations on behalf of Sovello. Pursuant to the new guarantee, the Company agreed to guarantee up to 10 million Euros (approximately $14.3 million at December 31, 2009 exchange rates) of Sovello’s repayment obligations under a syndicated loan agreement with a syndicate of lenders led by Deutsche Bank. Sovello’s other shareholders also entered into guarantees for an additional 20 million Euros (approximately $28.7 million at December 31, 2009 exchange rates) with Deutsche Bank on the same terms as the Company.
     The shareholder guarantees were provided by the Company and Sovello’s other shareholders in connection with ongoing discussions between Sovello, Deutsche Bank and the shareholders regarding a restructuring of Sovello’s obligations under the Loan Agreement. In connection with the guarantees, the Company, Q-Cells and REC also entered into a letter agreement with Deutsche Bank. Pursuant to the letter agreement the three Sovello shareholders made loans to Sovello in the aggregate amount of 15 million Euros (approximately $21.5 million at December 31, 2009 exchange rates), including the U.S. dollar equivalent of 5 million Euros (approximately $7.2 million at December 31, 2009 exchange rates) loaned by the Company. Also, pursuant to the letter agreement, the shareholders initially agreed to provide Sovello through August 15, 2009 with additional liquidity, if needed, other than payments that might be required pursuant to the Loan Agreement. This date was subsequently extended to January 2010. In conjunction with the agreement the bank syndicate had requested that each shareholder put an additional 2.0 million Euro into escrow (approximately $2.9 million at December 31, 2009 exchange rates) to continue good faith negotiations on restructuring Sovello’s debt. The escrow deposits, which were made by the shareholders during the third quarter of 2009, have since been contributed as additional equity to Sovello and remitted to the banks as a loan payment.

     During December 2009, the Company paid approximately 4.2 million Euros (approximately $6.0 million at December 31, 2009 exchange rates) under the guarantee. On January 28, 2010, the bank terminated the loan agreement with Sovello but has not yet demanded repayment of the outstanding loan. On February 8, 2010, the Company and Sovello’s other shareholders each repaid the remaining 5.8 million Euros (approximately $8.3 million at December 31, 2009 exchange rates) outstanding under the guarantee.
     On January 29, 2010, the European Commission announced a decision that a certain portion of the grants known as the SME Bonus which had been awarded to Sovello in 2006 should be recalled. The amount to be recalled, 9.1 million Euros (plus approximately 2.5 million Euros in interest) (in total approximately $16.6 million at December 31, 2009 exchange rates) was paid to Sovello as a special bonus available only to small and medium-sized companies. The Commission has ordered the German authorities to recover the SME-Bonus from Sovello. The Company may be required to provide funding to Sovello (approximately 2 million Euros) to repay a portion of the SME Bonus pursuant to an undertaking made to a consortium of banks led by Deutsche Bank AG that have loaned funds to Sovello.
     The Commission’s decision finds that the application submitted for the SME Bonus was incomplete and therefore inaccurate, and that Sovello’s shareholders intentionally structured Sovello to qualify for the SME Bonus. However, Sovello’s management and shareholders believe that Sovello appropriately qualified for the SME Bonus. The Company anticipates that Sovello will, therefore, pursue an appeal against the Commission’s decision.
     If the above matters are not satisfactorily resolved, Sovello may need to declare insolvency which could result in further financial obligations for the Company. Alternatively, we may provide a small amount of additional capital to Sovello in connection with the sale of Sovello to a new shareholder. However, it is difficult to predict exactly the amount of, if any, further costs that may be incurred by the Company in the event of an insolvency of Sovello.
Impairment
     Despite the Company’s success in rapidly expanding Sovello’s production capacity, Sovello’s business faced significant financial difficulties as a result of the overwhelming recent market downturn in demand and pricing for its products. Accordingly, Sovello has been in default under its bank loan agreement since the end of 2008. In light of this and other financial difficulties, including the on-going deterioration in world-wide pricing for their products, the Company recorded an impairment charge during the third quarter of 2009 of approximately $69.7 million related to its aggregate investment in Sovello. In making this assessment, the Company performed an expected value calculation that considered a range of scenarios including Sovello’s ability to continue as a going concern, forecasted 2010 EBITDA which included current projections of volumes and selling prices, and enterprise value multiples of comparable entities. As a result of further deterioration in Sovello’s financial position during the fourth quarter of 2009, the Company wrote-off its remaining investment in addition to recording charges associated with its guarantee and for estimated payments relating to undertakings with Sovello’s bank and for other expected costs which combined totaled approximately $56.3 million. Sovello’s shareholders are attempting to negotiate a sale of the business that would allow Sovello to continue to operate with a small final capital contribution from the shareholders. If such a transaction cannot be negotiated, Sovello will likely become insolvent which could result in further limited financial obligations for the Company, including payment of a portion of certain recalled state subsidies.

     The Company and the other shareholders of Sovello are now attempting to sell Sovello. If it cannot be sold by the shareholders, it will likely become insolvent and will be sold or liquidated to repay amounts outstanding under Sovello’s credit agreement with its banks. The sale that the Company is attempting to negotiate will require it to make a small additional investment in Sovello. In the case of either a sale or insolvency the Company believes its additional obligations that could arise are limited, but no assurance can be made regarding additional potential costs given the uncertainties associated with negotiating a sale of a distressed company or the possible insolvency process.
6. LONG TERM DEBT
Convertible Subordinated Notes
     On June 29, 2005, the Company issued 4.375% convertible subordinated notes due 2012 (“Notes”) in the aggregate principal amount of $90.0 million with interest on the Notes payable semiannually. The Company received proceeds, net of offering costs, of $86.9 million a portion of which was used to (1) increase research and development spending on promising next generation technologies, (2) explore further expansion opportunities and (3) fulfill its commitments with Sovello. On July 7, 2008, the Company notified the holders of the Notes that on July 22, 2008 (the “Redemption Date”) it would redeem all the outstanding Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date. In lieu of redemption, all of the Notes were converted to common stock of the Company and the Company issued 12,178, 607 shares of common stock to the note holders on July 22, 2008.
Senior Convertible Notes
     On July 2, 2008, the Company completed its public offering of $373.8 million aggregate principal amount of its Senior Notes. Net proceeds to the Company from the Senior Notes offering, including the cost of the capped call transaction (see Capped Call), were approximately $325.8 million. The Company’s financing costs associated with the Senior Notes are being amortized over the five year term.
     The Senior Notes bear cash interest at the rate of 4% per year, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2009, with an effective interest cost of approximately 8.4% as a result of the adoption of the guidance required by the Debt Conversion and Other topic of the FASB codification. The Senior Notes will mature on July 15, 2013 unless previously repurchased by the Company or converted in accordance with their terms prior to such date. The Senior Notes are not redeemable at the Company’s option prior to the stated maturity date. If certain fundamental changes occur at any time prior to maturity, holders of the Senior Notes may require the Company to repurchase their Senior Notes in whole or in part for cash equal to 100% of the principal amount of the Senior Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. The fair value of the Company’s Senior Notes is estimated based on quoted market prices which were trading at an average of approximately 52% of par value as of December 31, 2009, or approximately $194.4 million.
     At maturity and upon certain other events, including a change of control and when the trading price of the Company’s common stock exceeds 130% of the then effective conversion price, the Senior Notes are convertible into cash up to their principal amount and shares of the Company’s common stock for the remainder, if any, of the conversion value in excess of such principal amount at the initial conversion rate of 82.5593 shares of common stock per $1,000 principal amount of Senior Notes (equivalent to an initial conversion price of $12.1125 per share). Subject to certain exceptions and limitations, the holder of a note for $1,000 principal amount that is converted when the Company’s common stock is trading at the conversion price of $12.1125 (or lower) would receive $1,000 (or less) in cash, and the holder of a note for $1,000 principal amount that is converted when the Company’s common stock is trading above the conversion price of $12.1125 would receive $1,000 in cash and shares of the Company’s common stock to the extent that the market value of the Company’s common stock multiplied by the conversion rate, which is initially 82.5593, exceeds $1,000. If a non-stock change of control occurs and a holder elects to convert Senior Notes in connection with such non-stock change of control, such holder may be entitled to an increase in the conversion rate. The conversion rate may also be adjusted under certain other circumstances, including, but not limited to, the issuance of stock dividends and payment of cash dividends. The Senior Notes were originally accounted for as traditional convertible debt, with no bifurcation of the conversion feature recognized as a separate asset or liability. However, effective January 1, 2009, in accordance with the Debt topic of the FASB codification, the Company has separately accounted for the liability and equity components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate (see Note 2 for the impact of the Company’s adoption and related retrospective application of the guidance).

     For each of the years ended December 31, 2007, 2008 and 2009, the Company recorded approximately $4.4 million, $16.1 million and $29.3 million, respectively, in interest expense associated with its Notes and Senior Notes (which includes non-cash interest of approximately $5.7 million and $12.8 million in 2008 and 2009, respectively, associated with the guidance of the Debt topic of the FASB codification), and capitalized interest of approximately $983,000, $7.5 million and $2.6 million, respectively.
Capped Call
     In connection with the Company’s Senior Notes offering on June 26, 2008, the Company entered into a capped call transaction with respect to the Company’s common stock with an affiliate of Lehman Brothers Inc., the lead underwriter for the offering, in order to reduce the dilution that would otherwise occur as a result of new common stock issuances upon conversion of the Senior Notes. The capped call transaction has an initial strike price of $12.1125 per share, subject to certain adjustments, which matches the initial conversion price of the Senior Notes, and has a cap price of $19.00 per share.
     The capped call transaction was designed to reduce the potential dilution resulting from the conversion of the Senior Notes into shares of common stock, and effectively increase the conversion price of the Senior Notes for the Company to $19.00 per share from the actual conversion price to the note holders of $12.11 per share. The total premium to be paid by the Company for the capped call was approximately $68.1 million, of which $39.5 million was paid contemporaneously with the closing of the Senior Notes offering and the remaining $28.6 million was required to be paid in nine equal semi annual installments beginning January 15, 2009. In accordance with the guidance in Distinguishing Liability from Equity topic in the FASB codification and the Derivative and Hedging topic in the FASB codification, the capped call instrument was classified as equity and therefore the up-front capped call premium plus the present value of the future installments were recorded in additional paid-in capital. As this instrument does not qualify as a derivative under Derivatives and Hedging topic of the FASB codification, it will not be subject to mark-to-market adjustments in future periods.
     On September 15, 2008 and October 3, 2008, respectively, the parent company of the lead underwriter, Lehman Brothers Holdings Inc. and the lead underwriter’s affiliate filed for protection under Chapter 11 of the federal Bankruptcy Code, each an event of default under the capped call transaction. As a result of the default, the affiliate is not expected to perform its obligations if such obligations were to be triggered and the Company’s obligations under the agreement have been suspended. The Company believes it has the right to terminate the capped call transaction based on the defaults that have occurred. Accordingly the remaining premium liability under the capped call transaction was reversed against equity.
     On September 9, 2009, the Company received notification from the lead underwriter’s affiliate purporting to terminate the capped call transaction based on the Company’s failure to pay certain amounts under the capped call transaction. On September 25, 2009, the Company received a letter from the same party requesting payment of $19,992,487 (plus $340,673 in interest) as payment for the termination of the capped call transaction. If litigation is commenced, the Company has reason to believe the affiliate of the lead underwriter will claim at least $5 million more (plus interest) than it previously demanded.
     Despite the letter received, the Company rejects any assertions that (i) the lead underwriter’s affiliate has the right to terminate the capped call transaction, (ii) that the Company has defaulted on any payment obligations under the capped call transaction and (iii) that any amounts are currently due and payable to the affiliate under the capped call transaction. The Company intends to vigorously defend against all such claims by the lead underwriter’s affiliate and any related parties should they be asserted.
     In connection with the sale of the Senior Notes, the Company also entered into a common stock lending agreement (see Common Stock Lending Agreement within Note 10).
Loan Payable
     Pursuant to the Investment Agreement, HSTIC invested the RMB equivalent of

$33 million in Evergreen Wuhan in exchange for 66% of Evergreen Wuhan’s shares. This payment obligation will require the Company to pay to HSTIC for its shares in Evergreen Wuhan an amount equal to HSTIC’s aggregate investment of $33 million plus interest of 7.5% compounded annually, no later than 2014, the end of the five year period after receipt of the investment.
     The Investment Agreement also sets forth certain negative and affirmative covenants that must be complied with to avoid accelerating the Company’s obligation to pay for HSTIC’s shares. Covenants include, but are not limited to, reporting obligations and approval requirements for certain affiliate transactions and other extraordinary business activities. If the Company fails to meet its obligation to pay for HSTIC’s shares at the end of five years or upon the possible acceleration of the payment term, the Company will be required to relinquish its Board and management control over Evergreen Wuhan.
     Interest incurred on the loan as of December 31, 2009, which is payable in conjunction with the loan repayment, was approximately RMB 7.4 million ($1.1 million at December 31, 2009 exchange rates). The combined loan and related interest amounts have been included in Loan Payable on the balance sheet.
7. LINE OF CREDIT
     On October 16, 2008, the Company entered into a Loan and Security Agreement with a bank for a credit facility that provides for a $40 million secured revolving line of credit which, provided the Company is not in default of any covenants, may be used to borrow revolving loans or to issue letters of credit on its behalf, and includes a foreign exchange sublimit and a cash management services sublimit. The Company is currently in default as described below and cannot draw on the credit facility.
     This credit facility replaced a $25 million secured revolving line of credit which matured on July 4, 2008. The interest rates on borrowings under the line of credit will be calculated by reference to the bank’s prime rate and will depend on maintenance by the Company of certain amounts of cash at the bank. The credit facility matures on October 16, 2010, at which time all outstanding borrowings and any unpaid interest thereon must be repaid, and all outstanding letters of credit must be cash collateralized. As collateral and support for the loans to be made under the credit facility, the Company pledged controlling interests in its domestic subsidiaries to the bank, and the Company’s domestic subsidiaries have made unconditional guaranties of the Company’s indebtedness and entered into security agreements with the bank.
     The credit facility contains a financial covenant requiring the Company to maintain during the term of the credit facility a combination of cash and available borrowing base under the line of at least $80 million, including at least $40 million in cash in an account with the bank. The credit facility also contains certain other restrictive loan covenants, including covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, pay dividends, and repurchase stock.
     The credit facility contains events of default that include, among others, non-payment of principal or interest, inaccuracy of any representation or warranty, violation of covenants, bankruptcy and insolvency events, material judgments, cross defaults to certain other indebtedness, a material adverse change default, and events constituting a change of control. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the credit facility.
     As of December 31, 2009, the Company, which has approximately $2.9 million of outstanding letters of credit, is in violation of the financial covenant described above and, as a result, does not have availability under the line. As a result it has segregated cash to collateralize these outstanding letters of credit which is included in restricted cash on the balance sheet.
     In March 2010, the Company terminated its line of credit.

8. COMMITMENTS AND CONTINGENCIES
Potential Litigation with Lehman Brothers.
     On September 25, 2009, the Company received a letter from an affiliate of the lead underwriter to its Senior Notes offering requesting payment of $19,992,487 (plus $340,673 in interest) as payment for the termination of the capped call transaction (see Note 6) which the affiliate believes it has the right to terminate and purported to terminate in a letter received by the Company on September 9, 2009. If litigation is commenced, the Company has reason to believe the affiliate of the lead underwriter will claim at least $5 million more (plus interest) than it previously demanded.
     Despite the demand for payment and purported termination letter received, the Company rejects the affiliate’s assertions that (i) it has the right to terminate the capped call transaction, (ii) that the Company has defaulted on any payment obligations under the capped call transaction and (iii) that any amounts are currently due and payable to the affiliate under the capped call transaction. The Company intends to vigorously defend against all such claims by the affiliate and any related parties should they be asserted and the Company continues to pursue its related claims in bankruptcy against the lead underwriter and certain of its affiliates.
Noise Noncompliance Proceedings for the Devens Manufacturing Facility.
     In late March 2009, initial complaints regarding noncompliance with applicable noise restrictions were made to the Devens Enterprise Commission, (the “DEC”), the governmental authority that regulates development and zoning within the Devens Enterprise Zone where the Company’s Devens, Massachusetts manufacturing facility is located.
     After the issuance by the DEC of two noncompliance notices and initial efforts by the Company to remedy the noncompliance and various administrative proceedings, on July 14, 2009, the DEC adopted a Resolution which required the Company to attenuate certain noises being generated by the Devens facility in violation of the DEC’s noise regulations by September 2009.
     At this time, the Company believes it is operating in compliance with the DEC’s regulations but the DEC has extended the deadline for full compliance with the Resolution so that some testing of noise levels can be completed and certain other requirements from the Resolution can be addressed, including a worst case scenario test to confirm that the facility will comply with the noise restrictions under all possible operating conditions, possible modifications to the facility to enable it to pass the worst case scenario test and the approval and installation of a long-term monitoring system. The Company’s temporary certificate of occupancy for the facility has been extended until August 2010.
Product Warranty
     The Company’s current standard product warranty includes a five-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance which are standard in the solar industry. When it recognizes revenue, it accrues a liability for the estimated future costs of meeting its warranty obligations, our levels of which are consistent with industry ranges. The Company makes and revises this estimate based on the number of solar panels shipped and its historical experience with warranty claims. During 2008, the Company re-evaluated potential warranty exposure as a result of the substantial increase in production volumes at its Devens, Massachusetts manufacturing facility. As such, it increased its estimated future warranty costs to approximately $2.4 million as of December 31, 2009.
     The Company engages in product quality programs and processes, including monitoring and evaluating the quality of component suppliers, in an effort to ensure the quality of its products and reduce its warranty exposure. Its warranty obligation will be affected not only by its product failure rates, but also the costs to repair or replace failed products and potential service and delivery costs incurred in correcting a product failure. If the Company’s actual product failure rates, repair or replacement costs, or service or delivery costs differ from these estimates, accrued warranty costs would be adjusted in the period that such events or costs become known.
     The following table summarizes the activity regarding the Company’s warranty accrual for the years ended December 31, 2008 and 2009, respectively (in thousands):

	2008	2009
Balance at beginning of year	$705	$1,182
Warranty costs accrued	585	1,335
Warranty costs incurred	(108)	(149)

Balance at end of year	$1,182	$2,368

Other
     As of December 31, 2009, the Company had outstanding commitments for capital expenditures of approximately $14.7 million, expected to be fulfilled in 2010, primarily for the construction and equipment for its Devens facility and equipment and construction for its new Wuhan, China facility. Additionally, the Company had approximately $489.3 million in commitments for raw material purchases over the next 10 years as of December 31, 2009.
9. FAIR VALUE MEASUREMENTS
     In September 2006, the Company adopted the guidance of the Fair Value Measurements and Disclosures topic of the FASB codification, which was effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The guidance defines fair value based upon an exit price model.
Valuation Hierarchy
     The Fair Value Measurements and Disclosures topic of the FASB codification, establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:
          Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
          Level 2-Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).
          Level 3-Unobservable inputs that reflect the Company’s views about the assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including its own data.
          A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
          The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2008 and 2009 (in thousands):

	December 31, 2008
		Quoted Prices	Using Significant	Using Significant
	Total	in Active	Other Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Money markets	$65,599	$65,599	$—	$—
Government obligation	10,000	—	10,000	—
Marketable securities	66,621	—	66,621	—

	December 31, 2009
		Quoted Prices	Using Significant	Using Significant
	Total	in Active	Other Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Money markets	$20,007	$20,007	$—	$—
Term deposit	29,751	29,751	—	—
Valuation Techniques
     Money Market funds are measured at fair value using unadjusted quoted prices in active markets for identical securities and are classified within Level 1 of the valuation hierarchy. Government obligations and marketable securities are measured using quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates) and inputs that are derived principally from or corroborated by observable market data by correlation or other means and are classified within Level 2 of the valuation hierarchy.
10. STOCKHOLDER’S EQUITY
     The Company has two classes of capital stock: common and preferred. As of December 31, 2007, the Company had 150,000,000 shares of common stock authorized and 27,227,668 shares of preferred stock authorized, of which 26,227,668 shares were designated Series A convertible preferred stock. At the Company’s annual meeting of stockholders on June 18, 2008, the stockholders approved a resolution increasing the number of authorized shares of common stock from 150,000,000 to 250,000,000, the amount reflected on the Company’s balance sheet as of December 31, 2008. In addition, 1,500,000 shares were authorized for future issuance under the Company’s 2000 Stock Option and Incentive Plan. At the Company’s special shareholders’ meeting on December 9, 2009, an amendment was approved to the Company’s Third Amended and Restated Certificate of Incorporation to increase the authorized shares of its common stock from 250,000,000 to 450,000,000, the amount reflected on the Company’s balance sheet as of December 31, 2009. At December 31, 2009, 12,150,000 shares of common stock were authorized for issuance under the Company’s Amended and Restated 2000 Stock Option and Incentive Plan.
     On April 17, 2007, the Company entered into a multi-year polysilicon supply agreement with OCI under which OCI will supply the Company with polysilicon at fixed prices which began in late 2008 and continuing through 2014. Concurrent with the execution of the supply agreement, OCI purchased 3.0 million shares of the Company’s common stock at the then current market value. In addition the company issued an additional 10.75 million shares of transfer restricted common stock. The restrictions on the common stock will lapse upon the delivery of 500 metric tons of silicon to the Company by OCI. Issuance of the restricted shares represented a prepayment of inventory cost valued at approximately $119.9 million, based on the issuance date market price of the Company’s common shares adjusted for a discount to reflect the transfer restriction, and will be amortized as an additional cost of inventory as silicon is delivered by OCI and utilized by the Company. When the transfer restriction on these shares lapse, the Company will record an additional cost of inventory equal to the value of the discount associated with the restriction at that time.
     On May 30, 2007, the Company closed a public offering of 17,250,000 shares of its common stock, which included the exercise of an underwriters’ option to purchase 2,250,000 additional shares. The shares of common stock were sold at a per share price of $8.25 (before underwriting discounts).
     Net proceeds to the Company from the combined OCI stock purchase and public offering transactions were approximately $170.7 million.
     On February 15, 2008, the Company closed a public offering of 18.4 million shares of its common stock, which included the exercise of an underwriter’s option to purchase 2.4 million additional shares. The shares of common stock were sold at a per share price of $9.50 (before underwriting discounts). The net proceeds to the company from the public offering were approximately $166.7 million.
     On May 28, 2009, the Company completed a public offering of $42.6 million share of its common stock. The shares of common stock were sold at a per share price of $1.80 (before underwriting discounts). Proceeds to the Company from the public offering were approximately $72.4 million, net of reimbursed legal fees and the underwriter’s discount of approximately $3.7 million.
Common Stock Lending Agreement
     Concurrent with the offering and sale of the Senior Notes on June 26, 2008, the Company entered into a common stock lending agreement (the “Common Stock Lending Agreement”) with an affiliate (the “Common Stock Borrower”) of the lead underwriter, pursuant to which the Company loaned 30,856,538 shares of its common stock (the “Borrowed Shares”) to the Common Stock Borrower. The Common Stock Borrower offered the 30,856,538 shares in a separate registered offering. The Common Stock Borrower received all of the proceeds from the sale of the borrowed common stock. In consideration for the issuance of the Borrowed Shares, the Common Stock Borrower paid the Company a nominal loan fee. The Common Stock Borrower is required to deliver to the Company 30,856,538 shares of its common stock upon the earliest of (i) July 15, 2013, (ii) the Company’s election, at such time that the entire principal amount of notes ceases to be outstanding, (iii) the mutual agreement of the Company and the Common Stock Borrower, (iv) the Company’s election, upon a default by the Common Stock Borrower, and (v) the Common Stock Borrower’s election, at any time. The obligations of the Common Stock Borrower under the Common Stock Lending Agreement are guaranteed by the parent company of lead underwriter, Lehman Brothers Holdings Inc.
     These shares were considered issued and outstanding for corporate law purposes at the time they were loaned; however, at the time of the loan they were not considered outstanding for the purpose of computing and reporting earnings per share because these shares were to be returned to the Company no later than July 15, 2013, the maturity date of the Senior Notes. On September 15, 2008, Lehman Brothers Holdings Inc., the parent company of the lead underwriter filed for protection under Chapter 11 of the federal Bankruptcy Code and the Common Stock Borrower was placed into administration proceeding in the United Kingdom shortly thereafter. As a result of the bankruptcy filing and the administration proceeding, the Common Stock Lending Agreement automatically terminated and the Common Stock Borrower was contractually required to return the shares to the Company. The Company has since demanded the immediate return of all outstanding borrowed shares, however, the shares have not yet been returned. While the Company believes it is exercising all of its legal remedies, it recorded a loss of approximately $140.7 million on the share lending arrangement during the year ended December 31, 2008 and included these shares in its per share calculation on a weighted average basis due to the uncertainty regarding the recovery of the borrowed shares. The inclusion of the shares in our calculation is consistent with the new guidance for own-share lending agreements discussed in Note 2 and the adoption of the new guidance did not result in any changes.

11. STOCK BASED COMPENSATION
     The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations under the guidance (in thousands):

	For the Years ended December 31,
	2007	2008	2009
Cost of revenue	$617	$1,214	$1,785
Research and development expenses	1,633	1,538	1,415
Selling, general and administrative expenses	4,008	3,548	3,167
Facility start-up	124	946	302

	$6,382	$7,246	$6,669

     Stock-based compensation costs capitalized as part of the construction costs of the Company’s Devens manufacturing facility were approximately $25,000, $447,000 and $112,000 for the years ended December 31, 2007, 2008 and 2009, respectively.
Stock Incentive Plans
     The Company is authorized to issue up to 12,150,000 shares of common stock pursuant to its Amended and Restated 2000 Stock Option and Incentive Plan (the “2000 Plan”), of which 1,520,843 shares are available for future issuance or future grant as of December 31, 2009. The purpose is to incent employees and other individuals who render services to the Company by providing opportunities to purchase stock in the Company. The 2000 Plan authorizes the issuance of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights, performance units and performance shares. All awards granted will expire 10 years from their date of issuance. Incentive stock options and restricted stock awards generally have a four-year vesting period from their date of issuance and nonqualified options generally vest immediately upon their issuance.
     Stock option activity under the 2000 Plan is summarized as follows:

		Weighted-
		Average
	Shares	Exercise Price
	(in thousands)
Outstanding at January 1, 2007	5,309	$4.20
Granted	16	10.63
Exercised	(1,031)	3.20
Forfeited	(109)	6.02

Outstanding at December 31, 2007	4,185	4.43
Granted	—	—
Exercised	(442)	2.38
Forfeited	(55)	6.44

Outstanding at December 31, 2008	3,688	4.65
Granted	872	2.24
Exercised	(28)	1.81
Forfeited	(436)	4.20

Outstanding at December 31, 2009	4,096	$4.20

     The following table summarizes information about stock options outstanding at December 31, 2009:

			Options Outstanding		Options Exercisable
			Weighted
			Average	Weighted		Weighted
Range of			Remaining	Average		Average
Exercise		Number	Contractual	Exercise	Number	Exercise
Prices		Outstanding	Life (Years)	Price	Exercisable	Price
		(in thousands)			(in thousands)
$1.32	$1.60	27	3.52	$1.53	27	$1.53
1.61	1.61	1,638	3.94	1.61	1,638	1.61
1.68	2.17	322	3.61	2.01	322	2.01
2.24	2.24	706	9.41	2.24	—	—
2.29	6.51	442	4.28	4.14	442	4.14
6.63	8.63	425	5.25	7.50	425	7.50
8.88	13.97	190	5.65	10.74	187	10.71
14.00	14.00	35	0.84	14.00	35	14.00
15.09	15.09	295	6.15	15.09	221	15.09
19.00	19.00	16	0.84	19.00	16	19.00

		4,096	5.23	$4.20	3,313	$4.37

     There was virtually no aggregate intrinsic value of vested outstanding options as of December 31, 2009. The aggregate intrinsic value of outstanding options as of December 31, 2008 was $3.2 million, all of which relates to options that were vested. The aggregate intrinsic value of outstanding options as of December 31, 2007 was $53.8 million, of which $47.3 million relates to options that were vested. The intrinsic value of options exercised during the years ended December 31, 2007, 2008 and 2009 were approximately $11.5 million, $4.3 million and $18,000, respectively. The weighted average grant-date fair value of stock options granted during the years ended December 31, 2007 and 2009 was $9.39 and $1.86, respectively. No options were granted during 2008. As of December 31, 2009, there was $1.1 million of total unrecognized compensation cost related to unvested stock options granted under the Company’s stock plans. That cost is expected to be recognized over a weighted-average period of 0.8 years. Total cash received from the exercise of stock options was approximately $3.3 million, $1.1 million and $50,000 for the years ended December 31, 2007, 2008 and 2009, respectively.
     The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, the expected option term, the expected volatility of the Company’s stock over the option’s expected term, the risk-free interest rate over the stock option’s expected term, and the Company’s expected annual dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the Company’s stock options granted for the fiscal years ended December 31, 2007 and 2009. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option valuation model with the following assumptions:

	2007	2009
Expected options term (years)	6.25	4.5 -9.25
Risk-free interest rate	5.1%	1.31% - 2.08%
Expected dividend yield	None	None
Volatility	155%	102% - 127%

     The Company’s expected option term assumption was determined using historical activity for estimating the expected option life. The expected stock volatility factor was determined using historical daily price changes of the Company’s common stock. The Company bases the risk-free interest rate that is used in the stock option valuation model on U.S. Treasury securities issued with maturities similar to the expected term of the options. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. There were 872,000 options granted for the year ended December 31, 2009.
     The Company values restricted stock units and restricted stock awards at the grant date fair value of the underlying shares, adjusted for expected forfeitures. Restricted stock activity is summarized as follows:

		Weighted-
		Average
		Grant Date
	Shares	Fair Value
	(in thousands)
Outstanding at January 1, 2007	1,129	$14.25
Granted	1,986	9.39
Vested	(133)	10.45
Forfeited	(145)	14.39

Outstanding at December 31, 2007	2,837	11.02
Granted	696	9.21
Vested	(339)	8.12
Forfeited	(62)	10.64

Outstanding at December 31, 2008	3,132	10.94
Granted	861	1.93
Vested	(488)	1.74
Forfeited	(664)	8.38

Outstanding at December 31, 2009	2,841	$10.39

     Included in the outstanding restricted shares are 1.3 million shares of performance-based restricted stock. The Company granted 800,000 shares of performance-based restricted stock to the Company’s executive officers in February 2007 and 100,000 to an executive officer in July 2007, of which 200,000 shares have since been cancelled due to employee terminations, which immediately vest upon the achievement of (a) $400 million in annual revenue, such revenue to include 100% of the Company’s revenue and the Company’s pro rata share of any joint venture revenue, (b) 35% gross margin and (c) 10% net income, as adjusted for the results of any joint venture, achieved in one fiscal year prior to January 1, 2012. Also, in February 2006, the Company granted 800,000 shares of performance-based restricted stock to the Company’s executive officers, of which 200,000 shares have since been cancelled due to employee terminations, which immediately vest upon the achievement of (a) $300 million in annual revenue, such revenue to include 100% of the Company’s revenue and the Company’s pro rata share of any joint venture revenue, (b) 35% gross margin and (c) 7% net income, as adjusted for the results of any joint venture, achieved in one fiscal year prior to January 1, 2011. As of December 31, 2009, the Company has assumed that none of these performance-based awards will vest and accordingly has not provided for compensation expense associated with the awards. The Company periodically evaluates the likelihood of reaching the performance requirements and will be required to recognize $15.1 million of compensation expense associated with these performance-based awards if such awards should vest. These Restricted Share Awards expire five years after issuance if they have not vested.

     As of December 31, 2009, there was $6.8 million of unrecognized compensation expense related to unvested restricted stock awards (excluding performance-based awards that the Company has assumed will not vest) under the Company’s stock plans which is expected to be recognized over a weighted-average period of 1.7 years. The aggregate intrinsic value of outstanding restricted stock awards, including performance based awards, as of December 31, 2009 was $4.3 million. During the years ended December 31, 2007, 2008, and 2009, approximately 133,000, 339,000 and 488,000 shares of restricted stock vested, respectively, with an aggregate vest-date fair value of approximately $1.4 million, $2.8 million and $849,000, respectively.
12. WRITE-OFF OF LOAN RECEIVABLE FROM SILICON SUPPLIER
     On December 7, 2007, the Company entered into a multi-year silicon supply agreement with Silpro. This supply agreement provided the general terms and conditions pursuant to which Silpro would supply the Company with specified annual quantities of silicon at fixed prices beginning in 2010 and continuing through 2019. In connection with the supply agreement, the Company agreed to loan Silpro 30 million Euros at an interest rate of 3.0% compounded annually. The difference between this rate and prevailing market rates at that time was recorded as an adjustment to the cost of inventory. At December 31, 2008, this loan is presented on the balance sheet as loan receivable from silicon supplier. In April 2009, as a result of its inability to obtain additional financing to continue construction of its factory, Silpro announced that the French commercial court ordered the filing for judicial settlement proceedings (redressement judiciaire), a process similar to bankruptcy proceedings in the United States. As a result, the loan receivable from Silpro and the related interest will not be repaid and the Company recognized a non-cash charge of $43.9 million. In August 2009, the court ordered liquidation proceedings (liquidation judiciaire) due to Silpro’s inability to secure further financing.
13. FACILITY START-UP COSTS
     In preparing for the operations of its Devens, Massachusetts, Midland, Michigan and Wuhan, China facilities, the Company incurred start-up costs of approximately $30.6 million and $10.1 million for the years ended December 31, 2008 and 2009, respectively. Start-up costs include salaries and personnel related costs, consulting costs, consumable material costs, and other miscellaneous costs associated with preparing and qualifying the facilities for production. Construction on the facility in Devens began in September 2007 with the first solar panels produced late in the third quarter of 2008. Construction of the facility in Midland began during the third quarter of 2008 with the first production runs beginning in the fourth quarter of 2009. Planning for its facility in China, which is expected to be operational during mid-2010, began during the second quarter of 2009.
14. RESTRUCTURING CHARGES
     For the year ended December 31, 2009, the Company recorded costs of approximately $11.9 million, a substantial portion of which relates to the acceleration of its strategic initiative to focus on its unique wafer manufacturing technology and transition its Devens based panel assembly to China as was approved in the fourth quarter of 2009. The Company expects to reduce manufacturing costs associated with panel assembly once the transition is completed. The charges associated with beginning this transition were comprised primarily of accelerated depreciation. In addition to the charges for panel assembly, the Company incurred on-going costs, including rent, depreciation, utilities, supplies and professional fees associated with closing its Marlboro, Massachusetts pilot manufacturing facility in December 2008. On December 31, 2008, the Company ceased production at its Marlboro pilot manufacturing facility as part of its restructuring plan to lower overhead costs and reduce overall cash requirements. Ongoing R&D activities continue to be performed at its research and development facility in Marlboro; and advanced manufacturing piloting activities are now performed at its Devens manufacturing facility with little to no impact to overall production capacity. Virtually all of the Marlboro pilot manufacturing facility employees were transferred to the Devens manufacturing facility. The charges recorded for December 31, 2008 were comprised of leasehold improvements and other related building costs of $5.4 million, equipment of approximately $20.9 million, inventory and spare parts of $3.9 million, and salaries and personal costs associated with severance of approximately $0.2 million. The Company expects it will continue to incur occupancy and moving costs through the expiration of the lease in mid-2010 and incur location restoration costs.

15. INCOME TAXES
     Income taxes computed using the federal statutory income tax rate differ from the Company’s effective tax rate primarily due to the following for the years ended December 31 (in thousands):

	2007	2008	2009
Income tax benefit at U.S. federal statutory tax rate	$(5,696)	$(77,781)	$(93,265)
State income taxes, net of federal tax effect	(1,160)	(18,487)	(20,949)
Permanent items	1,188	57,690	284
Other items — tax credits, expiration of NOL’s, other	(207)	(288)	2,591
Change in deferred tax asset valuation allowance	5,875	38,866	103,249

	$—	$—	$(8,090)

     As of December 31, 2009, the Company had federal and state net operating loss carryforwards of approximately $353.1 million and $300.0 million, respectively, available to reduce future taxable income which begin to expire in 2010. In addition, the Company has excess tax deductions related to equity compensation of approximately $24.4 million of which the benefit will be realized when it results in a reduction of taxable income in accordance with the Stock Compensation topic of the FASB codification. The Company also had federal and state research and development tax credit carryforwards of approximately $3.2 million and $1.4 million, respectively, which begin to expire in 2018 and state investment tax credit carryforwards of approximately $13.1 million which begin to expire in 2010, available to reduce future tax liabilities.
     Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards and research and development credit carryforwards which can be used in future years.
     Management of the Company has evaluated the positive and negative evidence bearing upon the realization of its deferred tax assets. Management has considered the Company’s history of losses and, in accordance with the applicable accounting standards, has fully reserved the deferred tax asset.
     Deferred tax assets consist of the following at December 31, 2008 and 2009, respectively (in thousands):

	2008	2009
Gross deferred tax assets
Net operating loss carryforwards	$57,787	$138,877
Research and development credit carryforwards	7,288	11,629
Capitalized R&D expenses	18,044	19,995
Accrued expenses and deferred compensation	2,877	4,547
Basis difference in synthetic debt	14,876	12,453
Reserve on receivables from Sovello AG	—	21,323
Other, net	2,608	4,146

Total gross deferred tax assets	103,480	212,970

Less: gross deferred tax liabilities
Depreciation	(2,644)	(15,885)
Basis difference in Sovello AG	(7,357)	—
Basis difference in convertible debt	(25,055)	(22,399)
Deferred tax asset valuation allowance	(75,781)	(174,686)

Net deferred tax liability	$(7,357)	$—

     On January 1, 2007 the Company adopted the provisions related to uncertain tax positions under the Income Tax topic of the FASB codification. As a result of the implementation of this guidance, there was no adjustment to accumulated deficit or the liability for uncertain tax positions. The Company has approximately $2.1 million of reserves related to uncertain tax positions on research and development tax credits as of December 31, 2009. The Company is in the process of completing a study of its research and development tax credits which could result in additional charges to these credits. Since a full valuation allowance has been provided against these carryforwards, any adjustment to the carry forwards upon completion of the study would be offset by a corresponding reduction to the valuation allowance.
     A reconciliation of the Company’s gross changes to uncertain tax positions from January 1 through December 31 is as follows (in thousands):

	2008	2009
Balance at beginning of year	$—	$1,995
Additions based on current year tax positions	141	80
Additions based on prior year tax positions	1,854	20

Balance at end of year	$1,995	$2,095

     Interest and penalty charges, if any, related to unrecognized tax benefits would be classified as income tax expense in the accompanying statement of operations. At December 31, 2008 and December 31, 2009 the Company had no accrued interest or penalties related to uncertain tax positions. In many cases, the Company’s uncertain tax positions are related to tax years that remain subject to examination by relevant tax authorities. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available.
     As a result of additional investments made in Sovello by the Company’s strategic partners in 2006 and 2007, the Company had recorded a deferred income tax liability of $7.4 million associated with the gains recognized from these additional investments, in addition to cumulative translation adjustments. The corresponding amounts were included in shareholders equity for the year ended December 31, 2008. Certain of these amounts should have been recorded with the corresponding gains recorded in 2006 and 2007. Management concluded that the impact of these adjustments on the prior periods was immaterial. During the year ended December 31, 2009 the Company recorded a $8.1 million income tax benefit in its statement of operations as a result of the impairment charge recorded against the book basis of its investment in Sovello (see Note 5). This income tax benefit arose from the reversal of the previously recorded deferred income tax liability.
16. NET LOSS PER COMMON SHARE
     The Company computes net loss per common share in accordance with the Earning Per Share topic of the FASB codification”. Under the guidance, basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per common share for the years ended December 31, 2007, 2008 and 2009 does not include approximately 19.7 million, 38.2 million and 37.9 million potential shares of common stock equivalents outstanding at December 31, 2007, 2008 and 2009, respectively, as their inclusion would be anti-dilutive. Common stock equivalents include outstanding common stock options, unvested restricted stock awards, common stock warrants and convertible debt.
     In connection with the sale of Senior Notes on June 26, 2008, the Company entered into a common stock lending agreement with an affiliate of the lead underwriter pursuant to which the Company loaned 30,856,538 shares of its common stock to the affiliate (see Note 10). These shares were considered issued and outstanding for corporate law purposes at the time they were loaned; however, at the time of the loan they were not considered outstanding for the purpose of computing and reporting earnings per share because these shares were to be returned to the Company no later than July 15, 2013, the maturity date of the Senior Notes. On September 15, 2008 and October 3, 2008, respectively, Lehman Brothers Holdings Inc., the parent company of the lead underwriter filed for protection under Chapter 11 of the federal Bankruptcy Code and the lead underwriter’s affiliate was placed into administration in the United Kingdom shortly thereafter. As a result of the bankruptcy filing and the administration, the lead underwriter’s affiliate was contractually required to return the shares to the Company. The Company has since demanded the immediate return of all outstanding borrowed shares, however, the shares have not yet been returned. While the Company believes it is exercising all of its legal remedies, it has included these shares in its basic and diluted per share calculation on a weighted average basis due to the uncertainty regarding the recovery of the borrowed shares.
17. GEOGRAPHICAL AND CUSTOMER CONCENTRATION OF INFORMATION
     Product revenues are attributed to regions based on the location of customers. The following table summarizes the Company’s geographical and customer concentration of total product revenue:

	For the Years Ended December 31,
	2007	2008	2009
By geography:
United States	82%	58%	26%
Germany	7%	28%	52%
All other	11%	14%	22%

	100%	100%	100%

By customer:
IBC Solar AG	—	4%	17%
Ralos Vertriebs GmbH	1%	15%	15%
Wagner & Co. Solartechnik GmbH	1%	1%	14%
groSolar	12%	4%	2%
SunPower Corporation	31%	31%	—
SunEdison	14%	2%	—
All other	41%	43%	52%

	100%	100%	100%

18. RELATED PARTY TRANSACTIONS
     In the normal course of business, the Company purchases silicon from REC and OCI under existing supply agreements. For the years ended December 31, 2007, 2008 and 2009 the Company purchased silicon from REC for approximately $3.0 million, $3.2 million and $3.6 million, respectively. For the years ended December 31, 2008 and 2009 the Company purchased silicon from OCI for approximately $9.2 million and $29.2 million, respectively. As of December 31, 2008 and 2009 the Company had $576,000 and $360,000 outstanding to REC. As of December 31, 2008 and 2009 the Company had $1.6 million and $1.4 million outstanding to OCI, respectively.
     The Company earns fees from Sovello for its marketing and sale of Sovello panels, as well as management of customer relationships and contracts, and royalty payments for its technology contribution to Sovello, which combined totaled approximately $11.5 million, $16.7 million and $4.7 million for the years ended December 31, 2007, 2008 and 2009, respectively. The Company also receives payments from Sovello as a reimbursement of certain research and development and other support costs it incurs that benefit Sovello. For the years ended December 31, 2007, 2008 and 2009, these costs totaled $1.9 million, $384,000 and $17,000, respectively. In addition, during the normal course of operations, the Company may buy from or sell materials to Sovello. For the years ended December 31, 2007, 2008 and 2009, the Company purchased $6.7 million, $280,000 and $134,000 in materials from Sovello, respectively, and sold $88,000, $425,000 and $38,000 in materials to Sovello, respectively. At December 31, 2008 and 2009 amounts due from Sovello of $1.9 million and $0 million, respectively, and amounts due to Sovello of $22.8 million and $17.5 million (including $15.4 million associated with certain guarantees and undertakings), respectively, are included on the accompanying consolidated balance sheets.

19. EMPLOYEE STOCK PURCHASE PLAN
     In September 2000, the Company’s Board of Directors adopted an Employee Stock Purchase Plan (“the ESPP”). Under the ESPP, eligible employees of the Company who elect to participate are granted options to purchase common stock at a 15% discount from the market value of such stock. At its 2005 Annual Meeting of Stockholders held on July 15, 2005, the Company’s stockholders approved a resolution which amended the ESPP to include the following material changes: (i) an increase to 500,000 in the number of shares of the Company’s common stock that may be issued under the 2000 ESPP, (ii) the elimination of the 25-share purchase limitation for each participant for a Purchase Period and the addition of a provision that instead would allow the Compensation Committee to establish a limit for each Purchase Period in its discretion and (iii) addition of a provision to give the Compensation Committee discretion to prospectively increase the discount to purchase shares under the 2000 ESPP. In February 2009, the Compensation Committee established a limit for each Purchase Period of 500 shares per employee which was in effect for both 2009 Purchase Periods.
     During the year ended December 31, 2009, employees paid the company approximately $282,000 to purchase approximately 161,000 shares of common stock and the Company recognized approximately $158,000 of compensation expense related to this ESPP activity. Compensation expense was calculated using the fair value of the employees’ purchase rights under the Black-Scholes valuation model. As of December 31, 2009, there were approximately 383,000 shares issued under the ESPP since its inception and approximately 117,000 shares of common stock available and reserved for future issuance or future grant under the ESPP.
20. WARRANTS
     In connection with the Company’s Common Stock Private Placement consummated on June 21, 2004, the Company issued warrants to purchase up to 2,298,851 shares of its common stock to the investors participating in the financing as well as a warrant to purchase 125,000 shares of common stock to CRT Capital Group LLC, as compensation for CRT Capital Group’s services as the placement agent for the Common Stock Private Placement. The terms of the placement agent warrant are identical to the terms of the warrants issued to the investors participating in the Common Stock Private Placement. The warrants entitled the holders to shares of the Company’s common stock at an exercise price of $3.34. The warrants were exercisable at any time prior to June 22, 2009. During the period ended December 31, 2009, no holders of warrants associated with the Company’s Common Stock Private Placement exercised their warrants to purchase shares of the Company’s common stock. As of December 31, 2009, no warrants remain exercisable.
21. EMPLOYEES’ SAVINGS PLAN
     The Company established a 401(k) plan in 1996 for eligible employees. Under the provisions of the plan, eligible employees may voluntarily contribute a portion of their compensation up to the statutory limit. The Company’s 401(k) plan provides a matching contribution of 100% of participating employee contributions, up to a maximum of $750 per year. The Company made matching contributions of $144,000, $219,000 and $233,000 to participating employees during the fiscal years ended December 31, 2007, 2008, and 2009, respectively.

22. LEASES
     On March 13, 2000, the Company entered into a ten-year lease commencing July 1, 2000, for office and manufacturing space in Marlboro, Massachusetts. Pursuant to the terms of the lease agreement, the Company will pay annual rent ranging from $464,000 in the first year to $534,000 during the last year of the lease. Rent is payable on the first day of each month and was collateralized by a $414,000 standby letter of credit. In connection with this arrangement, the Company invested in a certificate of deposit pledged to a commercial bank which is included in restricted cash on the Company’s balance sheet at December 31, 2009.
     On January 24, 2004, the Company entered into a six and one-half year lease for additional office and warehouse space in Marlboro, Massachusetts. The lease was amended in December 2004 and September 2007 to assume more office space beginning in 2005 and 2007, respectively, in consideration for a small increase in rent. Pursuant to the terms of these agreements, which expire in 2010, the Company will pay rent of approximately $200,000 in 2010.
     In January 2006, the Company entered into a seven year lease for additional space dedicated mainly to research and development in Marlboro, Massachusetts. Pursuant to the terms of the lease agreement, the Company will pay annual rent ranging from $94,000 in the first year to $171,000 during the last year of the lease. In connection with leasing this additional space, the landlord agreed to provide the Company with an incentive towards build-out costs of approximately $400,000 which the Company has included as a deferred credit to be amortized over the remaining term of the lease.
     In July 2006, the Company entered into a six and one-half year lease for expansion of additional space dedicated mainly to research and development in Marlboro, Massachusetts. Pursuant to the terms of the lease agreement, the Company will pay annual rent ranging from $138,000 in the first year to $172,000 during the last year of the lease.
     In November 2007, the Company entered into a thirty year lease agreement with the Massachusetts Development Finance Agency to lease approximately 23 acres of land located in Devens, Massachusetts for the construction of a manufacturing facility. The base rent for the property is one dollar per year. The Company may extend the lease term for two ten-year periods at the original base rent and also has the option to purchase the property at any time during the initial 30-year term. On or prior to November 20, 2012, the purchase price shall be $2.7 million. After November 20, 2012, the purchase price will be the greater of $2.7 million or the appraised fair market value of the property.
     In February 2009, the Company entered into a five year lease agreement for office space in Berlin, Germany. Pursuant to the terms of the lease agreement, the Company will pay annual rent of approximately 64,000 Euros (approximately $92,000 at December 31, 2009 exchange rates).
     In November 2009, the Company entered into a two year lease agreement for office space in Wuhan, China. Pursuant to the terms of the lease agreement, the Company will pay annual rent of approximately 133,000 RMB (approximately $20,000 at December 31, 2009 exchange rates).
     The following is a schedule, by year, of future minimum rental payments required under all leases that have remaining non-cancelable lease terms as of December 31, 2009 (in thousands):

2010	$2,244
2011	1,058
2012	939
2013	389
2014	8
Thereafter	—

Total	$4,638

     The Company recognizes rent expense using a straight-line convention. Occupancy expense, which includes rent, property taxes, and other operating expenses associated with all of the Company’s locations, was $1.4 million, $1.5 million and $1.5 million for the years ended December 31, 2007, 2008, and 2009, respectively.

23. UNAUDITED QUARTERLY RESULTS
     The following table sets forth unaudited selected financial information for the periods indicated. This information has been derived from unaudited consolidated condensed financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The Company’s independent auditors have not audited this information. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.
QUARTERLY STATEMENT OF OPERATIONS
(In thousands, except per share data)
Unaudited

	Mar 29,	Jun 28,	Sept 27,	Dec 31,	Apr 4,	Jul 4,	Oct 3,	Dec 31,
	2008	2008	2008	2008	2009	2009	2009	2009
Revenues:
Product	$18,259	$18,118	$17,803	$41,065	$54,439	$62,697	$75,450	$74,526
Royalty and fee	4,688	4,638	4,264	3,124	1,367	1,141	2,208	20

Total revenues	22,947	22,756	22,067	44,189	55,806	63,838	77,658	74,546
Cost of revenues	15,231	14,863	20,820	42,159	55,122	62,628	70,092	65,642

Gross profit (loss)	7,716	7,893	1,247	2,030	684	1,210	7,566	8,904

Operating expenses:
Research and development	4,943	5,887	5,541	5,668	4,446	4,444	4,417	4,751
Selling, general and administrative	4,992	5,894	6,174	6,808	6,376	6,742	5,872	7,270
Write-off of loan receivable from silicon supplier	—	—	—	—	43,882	—	—	—
Equipment write-offs	—	—	—	8,034	—	—	—	6,008
Facility start-up	3,419	8,573	8,956	9,675	3,459	687	2,493	3,468
Restructuring charges	1,862	2,708	2,709	23,134	1,792	825	777	8,546

Total operating expenses	15,216	23,062	23,380	53,319	59,955	12,698	13,559	30,043

Operating loss	(7,500)	(15,169)	(22,133)	(51,289)	(59,271)	(11,488)	(5,993)	(21,139)

Other income (expense), net
Foreign exchange gains (losses), net	3,814	(158)	(5,017)	(2,717)	(699)	1,681	2,478	(810)
Interest income	3,027	2,735	4,242	2,691	2,213	1,341	118	1,056
Interest expense	(316)	(46)	(3,548)	(4,964)	(5,633)	(6,785)	(7,683)	(7,891)
Loss on share lending	—	—	(140,706)	—	—	—	—	—

Other income (expense), net	6,525	2,531	(145,029)	(4,990)	(4,119)	(3,763)	(5,087)	(7,645)

Loss before equity income (loss) from interest in Sovello AG, impairment of equity investment and income tax benefit	(975)	(12,638)	(167,162)	(56,279)	(63,390)	(15,251)	(11,080)	(28,784)
Equity income (loss) from interest in Sovello AG	950	3,716	1,558	2,211	(1,152)	(5,340)	(9,710)	(13,546)
Impairment and other charges associated with equity investment in Sovello AG	—	—	—	—	—	—	(69,713)	(56,344)
Income tax benefit	—	—	—	—	—	—	(7,805)	(285)

Net loss	$(25)	$(8,922)	$(165,604)	$(54,068)	$(64,542)	$(20,591)	$(82,698)	$(98,389)

Net loss per share (basic and diluted)	$(0.00)	$(0.08)	$(1.25)	$(0.33)	$(0.40)	$(0.11)	$(0.40)	$(0.48)
Weighted average shares used in computing basic and diluted net loss per share:	108,816	118,327	132,034	161,678	161,888	180,745	204,790	204,914

24. VALUATION AND QUALIFYING ACCOUNTS
     The following table sets forth activity in the Company’s valuation and qualifying accounts (in thousands):

	Balance at
	Beginning	Charged to		Adoption of New	Balance at
Description	of Period	Operations	Deductions	Accounting Standard	End of Period
Year ended December 31, 2007
Reserves and allowances deducted from asset accounts:
Income tax valuation allowance	42,794	5,875	(5,279)	—	43,390
Allowance for doubtful accounts	100	(1)	(14)	—	85

Year ended December 31, 2008
Reserves and allowances deducted from asset accounts:
Income tax valuation allowance	43,390	37,731	22,567	(27,907)	75,781
Allowance for doubtful accounts	85	(5)	—	—	80

Year ended December 31, 2009
Reserves and allowances deducted from asset accounts:
Income tax valuation allowance	75,781	102,842	(4,344)	407	174,686
Allowance for doubtful accounts	80	45	(45)	—	80